EX-99.B11-cmconsnt

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated August 5, 1996, relating to the financial statements and financial highlights of United Cash Management, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodial and Auditing Services" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus.



Price Waterhouse LLP
Kansas City, Missouri
October 29, 1996